Exhibit 10.1

THIRD AMENDMENT TO SECOND AMENDED AND
RESTATED LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT ("Third Amendment") is made as of this 15th day of March, 2013, by and among BANK OF AMERICA, N.A., a national banking association ("Bank of America") with an office at 135 South LaSalle Street, 4th Floor, Chicago, Illinois 60603, individually as a Lender and as Agent ("Agent") for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Bank of America, is referred to hereinafter individually as a "Lender" and collectively as the "Lenders"), the LENDERS and MFRI, INC., a Delaware corporation ("MFRI"), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation ("Midwesco"), PERMA‑PIPE, INC., a Delaware corporation ("Perma‑Pipe"), THERMAL CARE, INC., a Delaware corporation ("Thermal Care"), TDC FILTER MANUFACTURING, INC., a Delaware corporation ("TDC"), MIDWESCO MECHANICAL AND ENERGY, INC., a Delaware corporation ("Mechanical") and PERMA‑PIPE INTERNATIONAL COMPANY, LLC, a Delaware limited liability company ("Perma‑Pipe International") and PERMA-PIPE CANADA, INC., a Delaware corporation ("Perma‑Pipe Canada"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied. MFRI, Midwesco, Perma‑Pipe, Thermal Care, TDC, Mechanical, Perma‑Pipe International and Perma‑Pipe Canada are sometimes hereinafter referred to individually as a "Borrower" and collectively as "Borrowers".
WHEREAS, Borrowers, Agent, and the Lender signatories thereto hereto entered into that certain Second Amended and Restated Loan and Security Agreement dated April 30, 2012 as amended by a certain First Amendment to Second Amended and Restated Loan and Security Agreement by and among Borrowers, Agent and the Lender signatories thereto dated June 8, 2012 and by a certain Second Amendment to Second Amended and Restated Loan and Security Agreement by and among Borrowers' Agent and the Lender signatures hereto dated October 12, 2012 (said Second Amended and Restated Loan and Security Agreement, as amended from time to time, the "Loan Agreement");
NOW, THEREFORE, in consideration of the following terms and conditions, the parties agreed as follows:
1.Definitions. Except as otherwise specifically provided for herein, all capitalized terms used herein without definition shall have the meanings contained in the Loan Agreement.

2.Amended and Additional Definitions. The definition of "Applicable Margin" contained in Appendix A to the Loan Agreement is hereby deleted and the following in inserted in its stead. The following definitions of "Reporting Trigger Period," "Term Loan Notes", "Third Amendment Term Loan", "Third Amendment Term Loan Commitment", "Third Amendment" and "Third Amendment Effective Date" are hereby inserted into Appendix A of the Loan Agreement in appropriate alphabetical order:

Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by average Availability for the ninety (90) day period ending the date immediately prior to the first day of each fiscal quarter:

Level	Availability	Base Rate Revolving Portion	LIBOR Revolving Portions	Base Rate Term Portion	LIBOR Term Portion	Unused Line Fee
I	≤ $5,500,000	0.75%	2.75%	1%	3%	0.375%
II	> $5,500,000, but ≤ $7,500,000	0.5%	2.5%	0.75%	2.75%	0.375%
III	> $7,500,000, but ≤ $9,500,000	0.25%	2.25%	0.5%	2.5%	0.375%
IV	> $9,500,000	—%	2%	0.25%	2.25%	0.375%

Until May 1, 2013, margins shall be determined as if Level I were applicable. Thereafter, the margins shall be subject to increase or decrease upon the first day of each fiscal quarter. The foregoing notwithstanding, if Borrowers' Fixed Charge Coverage Ratio for the most recently ended "Applicable Margin Measuring Period" (as hereinafter defined) is 1.00 to 1.0 or more, then the percentages in the above grid (other than with respect to the Unused Line Fee) shall be reduced by 0.50% (e.g., Level I Base Rate Revolving Portion would reduce from 0.75% to 0.25%, etc.). Applicable Margin Measuring Period means the six (6) month period ended April 30, 2013 and each twelve (12) month period ended May 31, 2013 and the last day of each calendar month thereafter.
Reporting Trigger Period - the period (a) commencing on the day that an Event of Default occurs, or Availability is less than the greater of (x) $9,500,000 and (y) 25% of the Borrowing Base at any time; and (b) continuing until, during the preceding 60 consecutive days, no Event of Default has existed and Availability has been greater than the greater of (x) $9,500,000 and (y) 25% of the greater of the Borrowing Base and the Revolving Credit Maximum Amount, at all times.
Term Loan Notes - prior to the funding of the Third Amendment Term Loan, the Secured Promissory Notes executed by Borrowers on or about March 28, 2005 in favor of each applicable Lender to evidence its 2005 Term Loan and upon the funding of Third Amendment Term Loan, the Term Loan Note attached to the Third Amendment as Exhibit 1.3, together with any replacement or successor notes therefor.
Third Amendment Term Loan Commitment - with respect to any Lender, the amount of such Lender's Third Amendment Term Loan Commitment pursuant to subsection 1.3 of the Agreement (as Section 1.3 is amended by the Third Amendment), as set forth below such Lender's name on the signature pages to the Third Amendment or any Assignment and Acceptance Agreement executed by such Lender. In the event that the aggregate and if the amount of the Third Amendment Term Loan is less than $2,500,000, then each Lender's Third Amended Term Loan Commitment shall be proportionately reduced.
Third Amendment - that certain Third Amendment to Loan and Security Agreement dated as of March 15, 2013 by and among Borrowers, Lenders and Agent.
Third Amendment Effective Date - as defined in Section 14 of the Third Amendment.

Third Amendment Term Loan - as defined in Section 1.3 of the Loan Agreement (as Section 1.3 is amended by the Third Amendment).
3.Term Loan. Section 1.3 of the Loan Agreement is hereby deleted and the following is inserted in its stead:
"1.3 Term Loan. On or about March 28, 2005, each Lender made a term loan (collectively, the "2005 Term Loan") to Borrowers in the original aggregate principal amount of $4,300,000. Upon [ten (10)] Business Days' prior written notice to Agent, each Lender shall make additional term loans (the "Third Amendment Term Loan") to Borrowers. The aggregate amount of the Third Amendment Term Loan shall be equal to (x) the lesser of (i) $2,500,000 and (ii) 85% net orderly liquidation value of Borrower's Equipment as determined by an appraisal in form and substance reasonably acceptable to Agent and dated no later than sixty (60) days prior to the date of the requested Third Amendment Term Loan minus (y) the outstanding principal balance of the 2005 Term Loan as of the date the Third Amendment Term Loan is to be advanced. The proceeds of such Third Amendment Term Loan shall be used solely for purposes for which the proceeds of the Revolving Credit Loans are permitted to be used. The 2005 Term Loan and the Third Amendment Term Loan are hereunder collectively referred to as the "Term Loan". The Term Loan shall be repayable in accordance with the terms of the Term Loan Notes (which Borrowers agree to execute and deliver to the Lenders prior to or simultaneously with the making of the Third Amendment Term Loan) and shall be secured by all of the Collateral. The foregoing notwithstanding, Borrowers shall not be permitted to request and Lenders shall not be required to make any Third Amendment Term Loans if (x) after giving effect thereto, a Default or Event of Default exists or (y) MRFI's chief financial officer has not delivered to Agent a Compliance Certificate in form and substance reasonably acceptable to Agent evidencing that the Fixed Charge Coverage Ratio for the most recently ended Measuring Period equaled or exceeded 1.00 to 1.0."
4.Principal Payments of Revolving Credit Loans. Clause (i) of Subsection 3.2.1 of the Loan Agreement is hereby deleted and the following is inserted in its stead.

"3.2.1    Principal.
(i)Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) while a Trigger Period exists, the receipt by Agent or any Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to subsections 3.3.1 and 6.2.4, to the extent of said proceeds, subject to Borrowers' rights to reborrow such amounts in compliance with subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Each payment (including principal prepayment) by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to the Base Rate Portion, and second to LIBOR Portions."
*    *    *
5. Term of Agreement. Section 4.1 of its Loan Agreement is hereby deleted and the following is inserted in its stead:
"4.1 Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period through and including November 30, 2016 (the "Term"), unless terminated as provided in Section 4.2 hereof."

6. Cash Dominion. Subsection 6.2.4 of the Loan Agreement is hereby deleted and the following is inserted in its stead.

"6.2.4    Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent with Bank. Borrowers shall issue to Bank an irrevocable letter of instruction directing Bank to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account. While a Trigger Period exists, all funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders and shall be applied on account of the Obligations as provided in subsection 3.2.1. Borrowers shall obtain the agreement by Bank in favor of Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited. Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder."

7. Quarterly Financial Statements for MFRI and its domestic Subsidiaries. The following is inserted into subsection 8.1.3 as clause (ii)-(a) and the last sentence of subsection 8.1.3 is hereby deleted and the following is inserted in its stead:

"8.1.3    Financial Statements. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless MFRI's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:
*    *    *
(ii)-(a) not later than 30 days after the end of each fiscal month unaudited interim financial statements of MFRI and its domestic Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of MFRI as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of MFRI and its domestic Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes and do not include MFRI's Foreign Subsidiaries; the monthly financial statements to be delivered pursuant to this clause (ii)-(a) of subsection 8.1.3 are in addition those to be delivered pursuant to clause (ii) of subjection 8.1.3;"
*    *    *
Concurrently with the delivery of the financial statements described in paragraphs (i), (ii) and (ii)-(a) of this subsection 8.1.3, or more frequently if reasonably requested by Agent, MFRI shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the Chief Financial Officer of MFRI (a "Compliance Certificate")."
8. Borrowing Base Certificates. Subsection 8.1.4 of the Loan Agreement is hereby deleted and the following is inserted in its stead.

"8.1.4    Borrowing Base Certificates. On or before the 15th day of each month (third Business Day of each week if a Reporting Trigger Period exists) from and after the date hereof, Borrowers shall deliver to Agent, in form acceptable to Agent, a Borrowing Base Certificate (on a Consolidated and consolidating basis) as of the last day of the immediately preceding month (or week, if a Reporting Trigger Period exists), with such supporting materials as Agent shall reasonably request. If Borrowers deem it advisable, or Agent shall request, Borrowers shall execute and deliver to Agent Borrowing Base Certificates more frequently than monthly (weekly, if a Reporting Trigger Period exists)."
9. Total Indebtedness.    Clause (xv) of subsection 8.2.3 of the Loan Agreement is hereby deleted and the following is inserted in its stead.

"8.2.3    Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness, except:
*    *    *
(xv) Money Borrowed incurred by foreign Subsidiaries of Borrowers which does not exceed at any time, in the aggregate, the amount of such all Indebtedness existing as of the Third Amendment Effective Date (approximately $14,500,000) plus $15,000,000 and the guaranty of such Money Borrowed by Borrowers so long as all such guaranties are unsecured; for purposes of this clause (xv) of subsection 8.2.3 only the amount of outstanding Money Borrowed with respect to any outstanding letter of credit or letter of credit guaranty issued on behalf of a Foreign Subsidiary of Borrower shall be deemed to be $0 until such time as a draw has been made on such letter of credit or letter of credit guaranty;"
*    *    *
10. Stock Repurchases.    Clause (iv) of subsection 8.2.7 of the Loan Agreement is hereby deleted and the following is inserted in its stead:

"8.2.7    Distributions. Except as otherwise provided for in Section 8.2.6, declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distributions, except for:
*    *    *
(iv)    Repurchases by MFRI of outstanding shares of its publicly owned common stock provided that after giving effect to any such repurchase, each of the following conditions precedent is satisfied: (1) no Default of Event of Default has occurred and is continuing; (2) Availability equals or exceeds Eleven Million Dollars ($11,000,000); (3) the aggregate amount of such repurchases does not exceed One Million Five Hundred Thousand Dollars ($1,500,000); and (4) the Fixed Charge Coverage Ratio for the most recently ended twelve month period computed on a pro forma basis treating the repurchase in question and all other such repurchases made within the current month as having been made within such most recently ended twelve month period equals or exceeds 1.10 to 1."
11. Restricted Investment. Subsection 8.2.12 is hereby deleted and the following is inserted in its stead:

"8.2.12 Restricted Investment.
(a)    Make or have, or permit any Subsidiary of any Borrower to make or have, any Restricted Investment, except for (w) Restricted Investments existing as of January 13, 2013,

(x) so long as after giving effect to such Restricted Investments no Default or Event of Default exists, Restricted Investments with an amount equal to $500,000 or less (aggregating all related Restricted Investments in determining whether such $500,000 basket is exceeded), (y) such other Restricted Investments made after January 13, 2013 as consented to in writing by Agent and (z) Restricted Investments permitted pursuant to clauses (b), (c) and/or (d) below;
(b)    Other than (x) with respect to cash investments in Bayou Perma Pipe Canada, Ltd. ("Canadian Joint Venture") existing in the amount of $7,003,757 as of June 1, 2012, (y) as provided in clause (c) below and (z) as provided in the next sentence, make or have or permit any Subsidiary of any Borrower to make or have any cash investments in Canadian Joint Venture. Agent and Lenders shall also have been deemed to have consented to MFRI executing a limited guarantee (for an amount not to exceed $3,000,000) in connection with a mortgage loan to Canadian Joint Venture, the proceeds of which shall be used by Canadian Joint Venture for working capital purposes, so long as Agent shall have received substantially final copies of such limited guaranty and the underlying documents and the form and substance of such limited guaranty and underlying documents are acceptable to Agent. MFRI's obligations under such limited guaranty shall not be secured by a Lien on any asset of MFRI or its domestic Subsidiaries;
(c)    Borrowers may make an additional $1,000,000 cash investment in Canadian Joint Venture so long as (x) after giving effect to any such investment, no Default or Event of Default exists and (y) such additional cash investment is made with the equal proceeds of a Distribution or repayment of intercompany Money Borrowed by Canadian Joint Venture or a Foreign Subsidiary; and
(d)    Borrowers may make additional Restricted Investments so long as, after giving effect to any such Restricted Investment, (x) no Default or Event of Default exists, (y) Availability computed immediately after giving effect to any such Restricted Investments and on a pro form basis for the 30 days immediately proceeding the date on which such Restricted Investment is to be made, assuming that such Restricted Investment was made on the first day of such 30 day period exceeds $9,500,000 and (z) the Fixed Charge Coverage Ratio for the most recently ended Measuring Period equaled or exceeded 1.20 to 1.0."
12. Financial Covenant. Exhibit 8.3 to this Loan Agreement is hereby deleted and Exhibit 8.3 attached to this Third Amendment is inserted in its stead.

13. Amendment Fee. In order to induce Agent and Lenders to enter into this Third Amendment, Borrowers agree to pay to Agent for the ratable benefit of Lenders an amendment fee in the amount of One Hundred Fourteen Thousand Dollars ($114,000). Said amendment fee shall be due and payable and be deemed fully earned and non-refundable on the date hereof.

14. Conditions Precedent. This Third Amendment shall become effective upon satisfaction of each of the following conditions precedent:
a.Borrowers, Agent and Lenders shall have executed and delivered to each other this Third Amendment;
b.Each Borrower shall have delivered to Agent a Certificate of the Secretary of such Borrower, together with true and correct copies, of the resolutions of the Board of Directors (Members) authorizing or ratifying the execution, delivery and performance of this Third Amendment and the other Loan Documents to be executed by such Borrower and the names of the officer or officers of each such Borrower authorized to sign this Third Amendment and the other Loan Documents to be executed by each such Borrower together with a sample of the true signature of each such officer;
c.Borrowers shall have executed and delivered to Agent an amended and restated Fee Letter; and
d.Borrowers shall have paid to Agent for the ratable benefit of Lenders the Amendment fee referred to in Section 13 of the Third Amendment.

The date on which all of the above conditions precedent have been satisfied or waived is hereinafter referred to as the "Third Amendment Effective Date."

15. Governing Law. This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to the principles thereof relating to conflict of laws.

16. Execution in Counterparts. This Third Amendment may be executed in any number of counterparts, which shall, collectively and separately, constitute one Agreement.

17. Continuing Effect. Except as otherwise provided herein, the Loan Agreement remains in full force and effect.

(Signature Page Follows)

(Signature Page to Third Amendment to Second Amended and
Restated Loan and Security Agreement)

MFRI, INC. By: /s/ Karl J. Schmidt
Karl J. Schmidt
Vice President and Chief Financial Officer

MIDWESCO FILTER RESOURCES, INC. By: /s/ Michael D. Bennett
Michael D. Bennett
Vice President, Secretary and Treasurer

PERMA‑PIPE, INC. By: /s/ Michael D. Bennett
Michael D. Bennett
Vice President, Secretary and Treasurer

THERMAL CARE, INC. By: /s/ Michael D. Bennett
Michael D. Bennett
Vice President, Secretary and Treasurer

TDC FILTER MANUFACTURING, INC. By: /s/ Michael D. Bennett
Michael D. Bennett
Vice President, Secretary and Treasurer

MIDWESCO MECHANICAL AND ENERGY, INC. By: /s/ Michael D. Bennett
Michael D. Bennett
Vice President, Secretary and Treasurer

PERMA‑PIPE INTERNATIONAL COMPANY, LLC. By: /s/ Michael D. Bennett
Michael D. Bennett
Vice President, Secretary and Treasurer

PERMA‑PIPE CANADA, INC. By: /s/ Michael D. Bennett
Michael D. Bennett
Vice President, Secretary and Treasurer

BANK OF AMERICA, N.A., as Agent and as a Lender By: /s/ Brian Conole
Brian Conole
Senior Vice President

Third Amended Term Loan Commitment: up to $2,500,000

EXHIBIT 1.3A
FORM OF TERM LOAN NOTE

$______________________	________________, 20_ Chicago, Illinois

FOR VALUE RECEIVED, the undersigned (hereinafter "Borrowers"), hereby, jointly and severally, hereby PROMISE TO PAY to the order of Bank of America, N.A., a national banking association (hereinafter "Lender"), or its registered assigns at the office of Bank of America, N.A., a national banking association, as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America, in immediately available funds, at the time of payment, the principal sum of __________ ($______), together with interest from and after the date hereof on the unpaid principal balance outstanding from time to time.
This Note (the "Note") is one of the Term Notes referred to in, and is issued pursuant to, that certain Second Amended and Restated Loan and Security Agreement dated as of April 30, 2012, by and among Borrowers, the lender signatories thereto (including Lender) and Bank of America, a national banking association ("Bank of America") as Agent for said lenders (Bank of America in such capacity "Agent") (hereinafter, as amended from time to time, the "Loan Agreement"), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.
The principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:
(a)    Interest on the unpaid principal balance outstanding from time to time shall be paid at such interest rates and at such times as are specified in the Loan Agreement;
(b)    Principal shall be due and payable in monthly commencing the first day of the month after the month in which the Third Amended Term Loan is advanced and continuing on the first day of each month thereafter to and including November 1, 2016, in equal installments of $________ each; and
(c)    The entire remaining principal amount then outstanding, together with any and all other amounts due hereunder, shall be due and payable on November 30, 2016.
Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan Agreement pursuant to Section 4 thereof.
This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan Agreement. Borrowers may also prepay this Note in the manner provided in Section 4 of the Loan Agreement.
Upon the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.
Except as otherwise provided in the Loan Agreement, demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.
This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

BORROWERS:	MFRI, INC. By:
Name:
Title:

MIDWESCO FILTER RESOURCES, INC. By:
Name:
Title:

PERMA‑PIPE, INC. By:
Name:
Title:

THERMAL CARE, INC. By:
Name:
Title:

TDC FILTER MANUFACTURING, INC. By:
Name:
Title:

MIDWESCO MECHANICAL AND ENERGY, INC. By:
Name:
Title:

PERMA‑PIPE INTERNATIONAL COMPANY, LLC. By:
Name:
Title:

PERMA‑PIPE CANADA, INC. By:
Name:
Title:

EXHIBIT 8.3

FINANCIAL COVENANTS

DEFINITIONS

Availability Threshold - for each period within the Term commencing each May 1 and ending each January 31, $5,000,000. For each period within the Term commencing each February 1 (January 14, 2013 with respect to 2013 only) and ending each April 30, $3,500,000. The foregoing notwithstanding, on not more than 3 occasions during any calendar year the $5,000,000 Availability Threshold for periods between May 1 and January 31 shall be $4,000,000 for no more than three consecutive days.
Consolidated Net Income (Loss) - with respect to any fiscal period, the net income (or loss) of MFRI determined in accordance with GAAP on a Consolidated basis with its domestic Subsidiaries; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a Subsidiary of any Borrower) in which a Borrower or any of its wholly‑owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; (b) the income (or loss) of any Person accrued prior to the date it became a domestic Subsidiary of a Borrower or is merged into or consolidated with a Borrower; (c) all amounts included in determining net income (or loss) in respect of the write‑up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written‑up portion of the assets; (d) extraordinary gains as defined under GAAP; and (e) gains from asset dispositions (other than sales of inventory); and any increase or decrease in expenses resulting from the implementation of FASB 146.
EBITDA ‑ with respect to any fiscal period, the sum of Consolidated Net Income (Loss) before Interest Expense, income taxes, depreciation and amortization for such period (but excluding any extraordinary gains for such period); plus the amount of any expenses or charges deducted from Consolidated Net Income for the applicable period in connection with the closure and write down of TDC's facility at 1331 South 55th Court, Cicero, Illinois; provided that the aggregate amount of add backs to EBITDA as a result of any such charges or expenses shall not exceed $2,500,000; plus the cash amount of any Distribution or repayment of intercompany Money Borrowed received by a Borrower from Canadian Joint Venture or a Foreign Subsidiary; plus the amount of any non cash expenses or charges deducted from Consolidated Net Income related to management, director or employee equity incentive plans; provided that, to the extent any Borrower incurs any cash expense, charge or expenditure related to such equity incentive plans or repurchases any Security issued under any such equity incentive plan, the amount of such expense, charge, expenditure or repurchase price, to the extent not already deducted from Consolidated Net Income, shall be subtracted from the applicable period's EBITDA; plus any extraordinary, unusual or nonrecurring items (including fees, expenses, and charge associated with the consolidation or closings of domestic plants or offices, workforce reductions and similar restructuring activities) in an amount not to exceed $2,000,000 within the applicable fiscal period; plus the unrealized losses (and minus the unrealized gains) on any foreign currency transaction or transaction in respect of Indebtedness of any foreign subsidiary to Borrower or any of Borrower's domestic subsidiaries in an amount not to exceed $2,000,000 within the applicable fiscal period; plus, to the extent included in the determination of Consolidated Net Income (Loss), any excise taxes paid in or to India (or any political subdivision thereof) resulting from the repatriation of cash to the United States), all as determined for Borrowers and their domestic Subsidiaries on a Consolidated basis and in accordance with GAAP (except to the extent that the financial operations of MFRI's Foreign Subsidiaries are omitted).
Fixed Charge Coverage Ratio - with respect to any fiscal period, the ratio of (i) EBITDA for such period minus Capital Expenditures incurred by Borrowers or their domestic Subsidiaries (excluding,

however, Capital Expenditures financed by third party financing) minus income taxes paid in cash by Borrowers and their domestic Subsidiaries in such period to (ii) the sum of Interest Expense paid in cash within such period plus principal payments of Money Borrowed (other than Revolving Credit Loans) made by Borrowers and their domestic Subsidiaries within such period.
Interest Expense - with respect to any fiscal period, interest expense paid or accrued for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guaranty fees owing for such period, all as determined for MFRI and its domestic Subsidiaries on a Consolidated basis and in accordance with GAAP.
Measurement Period - the most recently ended twelve month period.

COVENANTS

Minimum Fixed Charge Coverage Ratio. if at any time Availability is less than the Availability Threshold, then Borrowers shall not permit Fixed Charge Coverage Ratio for the most recently ended Measurement Period to be less than 1.00 to 1.